Exhibit 10.1

VERECLOUD, INC.
UNIT BONUS PLAN

1.  Purpose.

(a)  This Verecloud Unit Bonus Plan (“Plan”) is intended to advance the interests of Verecloud, Inc., a Nevada corporation (the “Company”) by providing incentive compensation for a select group of key employees and advisors and rewarding such group for past performance.

(b)  This Plan is in no way related or tied to the Company’s other compensatory arrangements or incentive plans and is a separate incentive plan of the Company designed to independently meet the purposes set forth in subsection (a) above.

2.  Definitions.  Unless otherwise defined herein, each capitalized term shall have the meaning set forth for such term in the Verecloud, Inc. 2009 Equity Incentive Plan.

(a)  “Award” means a Participant’s award, measured in Units.

(b)  “Company” has the meaning set forth in Section 1(a).

(c)  “Involuntary Separation from Service Event” means a Participant’s separation from service without Cause or due to the Participant’s death or Disability.

(d)  “Market Valuation Event” means obtaining, and sustaining for a period of 15 consecutive days, a market value of the Company equal to or exceeding $30 million, measured by multiplying the outstanding number of shares of Common Stock by the then current Fair Market Value of the Common Stock.  For purposes of this Plan, the date of the Market Valuation Event shall be the date of the 15th consecutive day upon which the Company’s market value equals or exceeds $30 million.

(e)  “Participation Agreement” means an agreement between the Company and the Participant in substantially the form attached hereto as Exhibit A and incorporated herein by reference.

(f)  “Plan” has the meaning set forth in Section 1(a).

(g)  “Plan Year” means a 12-month period corresponding with the calendar year.

(h)  “Recipient” has the meaning set forth in Section 5(a).

(i)         A “Unit” is a measuring device with respect to a Participant’s share of the amounts set forth in the Unit Pool, as set forth herein.

(j)  The “Unit Pool” is an accounting device used to measure the Award as set forth in Section 4 of this Plan.  The value of the Unit Pool is determined based upon the Fair Market Value.

The Company has determined that the Unit Pool will consist of 1250 Units that have been awarded as of the date of this Plan.  Additionally, the Company reserves the right to amend the Plan to increase or decrease the number of Units in the Unit Pool, and to alter the allocation of the total number of Units in the Unit Pool to the Company’s key employee group, advisors and/or future Participants.

(k)  “Value of the Unit Pool” means, as applicable, 12.5 % of (i) the total consideration received by the Company upon a Change in Control, (ii) the Fair Market Value of the outstanding shares of Commons Stock of the Company at the time of a Market Valuation Event or the Participant’s Involuntary Separation from Service Event.

(l)  “Vesting Event” with respect to a Participant means, subject to Section 4(c), (i) the consummation of a Change in Control, (ii) the occurrence of a Market Valuation Event, or (iii) the occurrence of an Involuntary Separation from Service Event with respect to such Participant.

3.  Administration.

(a)  Plan Administrator.  Michael Cookson shall serve as the initial Plan Administrator to administer, construe, and interpret the Plan.  In the event that Michael Cookson of the Company is no longer willing or able to act as Plan Administrator, the President of the Company shall appoint a new Plan Administrator to administer the Plan.  The Plan Administrator shall not be liable for any act done or determination made in good faith.  The construction and interpretation by the Plan Administrator of any provision of the Plan shall be final and conclusive.  The Plan Administrator may adopt rules and regulations from time to time for carrying out the Plan.  The Plan Administrator may propose additional Participants to the Plan or the removal of an existing Participant to the Plan.

(b)  Indemnification of Plan Administrator.  To the extent allowable pursuant to applicable laws, in addition to such other rights of indemnification as he may otherwise possess as an officer of the Company, the Plan Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which the member may be a party or in which the member may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her unless it is determined in said action that such Plan Administrator is liable for gross negligence or willful misconduct in the performance of his duties; and provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

4.  Awards.

(a)  Units.  Each Participant, upon designation as provided herein, is eligible to receive an Award for each Plan Year.  Each Participant’s Award shall be calculated as set forth in such Participant’s Participation Agreement.

(b)  Participation Agreement.  Each Participant’s Participation Agreement shall remain in effect until notice of a change is given by the Plan Administrator to the individual Participant as provided below.  Any change to a Participant’s Participation Agreement shall not be deemed to be an amendment to this Plan.

(c)  Vesting and Forfeiture.

(i)  Vesting upon a Vesting Event.  A Participant’s Award shall vest upon the occurrence of a Vesting Event.

(ii)  Forfeiture of Vested and Unvested Benefits.  Notwithstanding anything in this Plan to the contrary, (A) if any Participant (1) has his service terminated by the Company for Cause, (2) voluntarily terminates his service with the Company for any reason, or (3) breaches the provisions of any applicable employment agreement or confidentiality agreement with the Company, or (B) if the Company is liquidated or dissolved prior to a Change in Control, the Participant will forfeit all rights and benefits to any and all vested but unpaid Awards and any unvested portion of his Awards.

5.  Payment of Award.

(a)  General Terms. Upon the occurrence of a Vesting Event, the Participant shall be entitled to payment in accordance with the terms of this section and the Participant’s Participation Agreement.  Upon such Vesting Event, the Company shall pay to Participant or Participant’s beneficiary (as applicable) (collectively referred to herein as the “Recipient”) such payment as follows:

(i)  Payment Form.  The Company shall pay the Recipient in cash or Common Stock as determined by the Board of Directors in its sole discretion; provided that payments in connection with a Market Valuation Event shall be paid in the form of Common Stock.

(ii)  Payment Amount.  The amount of the payment payable to Participant pursuant to this section is calculated as follows:

Participant’s Vested Number of Units                                                     x           Value of Unit Pool
Total Number of Units Available in Unit Pool

(iii)  Payment Timing.

(1)  Change in Control.  For payments associated with a Change in Control, the Company shall pay the Recipient within five (5) business days immediately following the date of the Change in Control; provided that, to the extent any of the payments due and owing the Recipient in connection with a Change in Control constitute “transaction-based compensation” as defined in Treasury Regulation § 1.409A-3(i)(5)(iv)(A), the Company shall pay to the Recipient on the same schedule and under the same terms and conditions as apply to payments to shareholders of the Company generally; provided further that all such transaction-based payments shall be paid to the Recipient on or before the fifth (5th) anniversary of the date of such Change in Control.

(2)  Company Valuation Exceeding $30 million.  For payments associated with a Market Valuation Event, the Company shall pay the Recipient no more than thirty (30) business days immediately following the date of such Market Valuation Event.

(3)  Separation from Service; Acceleration Upon Death. For payments vesting in connection with a Participant’s Involuntary Separation from Service Event, the Company shall pay the Recipient twenty-five percent (25%) of the Participant’s Award on the first (1st) day of the first (1st) month following the date of such Involuntary Separation from Service Event and the  balance of seventy-five percent (75%) of the Participant’s Award will be paid to the Recipient in three (3) subsequent annual payments on the anniversary date of the first payment date, and shall bear interest equal to the prime rate as published in the “Money Rates” column of The Wall Street Journal on the date of the Triggering Event, adjusted annually (and the amount of the monthly payment shall also adjust correspondingly), in any event not to exceed seven percent (7%); provided, however, that if the Participant’s Involuntary Separation from Service Event is due to his death, the Company shall pay the Recipient no more than 30 days after such Involuntary Separation from Service Event; and, provided, further, if the Participant dies following an Involuntary Separation from Service Event and prior to receiving payment of his entire Award, the Company shall pay the balance of the Participant’s Award no more than 30 days after receiving notification from the Recipient of the Participant’s death.

Notwithstanding anything to the contrary herein or in any applicable Participation Agreement, if the making of any payment at the date specified in this section would jeopardize the ability of the Company to continue as a going concern, such payment will be made at the time the payment would not have such effect on the Company.

(b)  Breach by Participant.  In the event the Company, in good faith, believes a Participant who separates his service from the Company and begins receiving payment of the vested portion of his Awards in the manner set forth in subsection (a) is breaching or has breached the provisions of an employment agreement or confidentiality agreement with the Company or any Applicable Agreement, the Company may immediately cease making any further payment to the Participant until the Participant demonstrates, to the sole and absolute satisfaction of the Company, or if a court of competent jurisdiction so decides, that the Participant is not in breach or has not breached such agreement.  If the Participant does demonstrate to the Company, in its sole and absolute discretion, or a court of competent jurisdiction that he is not breaching or has not breached such agreement with the Company or such Applicable Agreement, the Company shall resume payment to the Participant on the first (1st) day of the month following such acceptance by the Company or court determination.  However, in this circumstance, the Participant shall not be entitled to receive any interest for the time period within which payments to him were suspended.

(c)  Beneficiary Designation.  Each Participant may file with the Plan Administrator a notice in writing substantially in the form of the Beneficiary Designation attached as Exhibit B to this Plan and incorporated herein by this reference, designating one or more beneficiaries to whom payments otherwise due the Participant shall be made in the event of his death.  The Participant shall have the right to change the beneficiary or beneficiaries from time to time provided, however, that no change shall become effective until received in writing by the Plan Administrator.  Upon Participant’s death, if Participant did not file a Beneficiary Designation with the Plan Administrator, any amounts otherwise to be paid to Participant under subsection (a) shall be paid to Participant’s estate.

6.  Limitation of Rights.  Nothing contained in this Plan shall be construed to—

(a)  give any particular employee of the Company or any person who does not satisfy the definition of “Participant” any right to be a Participant;

(b)  limit in any way the right of the Company to terminate a Participant’s service to the Company, with or without Cause, at any time;

(c)  be evidence of any employment or other agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration; or

(d)  give a Participant a right or interest in any fund or specific asset of the Company.

7.  Source of Payments.  All benefits under the Plan shall be provided out of the general assets of the Company at the time such benefits are to be paid to a Participant.  A Participant, his beneficiary, and any other person or persons having or claiming a right to payments hereunder or to any proprietary rights under the Plan shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Agreement shall be construed to give a Participant, his beneficiary or any other person or persons any right, title, ownership or claim in or to any property of any kind whatsoever owned by the Company or in which it may have any right, title or ownership now or in the future, including, but not limited to, any asset, fund, reserve, account or insurance or annuity contract that the Company may purchase or establish for the purpose of enabling it to carry out its promise to a Participant.  Each Participant shall have the right to enforce his claim against the Company in the same manner as any other unsecured creditor.  Moreover, nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall require the Company to create or be construed to create a trust of any kind, or create a fiduciary relationship between the Company and a Participant, his beneficiary, or any other person.

8.  Nonalienation of Benefits.  Any benefits granted or any other right or benefit under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits.  If any Participant should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Plan Administrator, cease and terminate, and in such event, the Company may hold or apply the same or any part thereof, for the benefit of the Participant, his beneficiary, estate, spouse, children, or other dependents, or any of them, in such manner and in such proportion as the Plan Administrator may deem proper.

9.  Incapacity of Beneficiary.  If the Plan Administrator shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or injury or because he is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian or other legal representative) may be paid to the spouse, a child, a parent, or a sibling, or any other person or entity deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to payment, in accordance with the applicable provisions of the Plan.  Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.

10.  Tax Treatment; Withholding.  The Company does not represent or warrant that any particular federal, state, or local income, payroll, Social Security, personal property, estate or other tax consequence will result from the Plan.  To the extent required by the laws in effect from time-to-time, the Company may withhold from the regular compensation paid to a Participant as an employee of the Company, or from the benefits paid to a Participant hereunder, whatever taxes are required to be withheld on the benefits payable under this Plan for federal, state or local government purposes.

11.  Other Benefit Plans.  The Award shall not be deemed to be earnings, base salary or compensation for the purpose of calculating the amount of the Participant’s benefits under the amount of life insurance under a life insurance plan supplied by the Company or the basis for establishing disability payments under a disability plan, the basis for bonus, profit sharing or other similar plan, or any other salary-based benefit.

12.  Termination or Amendment of Plan.

(a)  Plan Termination.  Board of Directors may at any time suspend or terminate the Plan.  No such suspension or termination shall diminish or impair the rights under an Award previously granted without the consent of the affected Participant. No Awards may be granted or awarded during any period of suspension or after termination of the Plan.

(b)  Amendment.  The Plan Administrator may, at any time, amend or modify this Plan in whole or in part; provided, however, that, except to the extent necessary to bring the Plan into compliance with Section 409A, (i) no amendment or modification shall decrease the value or vested percentage of a Participant’s Award in existence at the time an amendment or modification is made, and (ii) no amendment or modification shall materially and adversely affect the Participant’s rights to be credited with additional amounts on such Award or otherwise materially and adversely affect the Participant’s rights with respect to such Awards.  The amendment or modification of this Plan shall have no effect on any Participant or beneficiary who has become entitled to the payment of benefits under this Plan as of the date of the amendment or modification.

13.      Effective Date.  This Plan shall become operative and in effect on the date set forth below.  This Plan supersedes all previous oral or written plans or agreements respecting the subject matter hereof.  Therefore, the Company is discharged from all obligations under said previous plans or agreements.

14.  Captions.  All captions, titles, headings and divisions hereof are for purposes of convenience and reference only, and shall not be construed to limit or affect the interpretation of this Plan.

15.  Binding Effect.  This Plan shall be binding upon and inure to the benefit of Company, Participant and their assigns, heirs, executors, administrators and legal representatives.

16.  Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of Nevada.

17.  Severability.  If any provision of this Plan becomes or is found to be illegal, unenforceable, void, or voidable, then such clause or provision must first be modified to the extent to make this Plan legal and enforceable and then, if necessary, second, severed from the Plan to allow the remainder of this Plan to remain in full force and effect.

18.  Construction.  Whenever the singular number is used in this Plan and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice-versa.

19.  Code Section 280G and 409A Compliance.  To the extent applicable, the Plan and Participation Agreements shall be interpreted in accordance with Section 409A.  Notwithstanding anything in the Plan to the contrary, (a) this Plan may be amended by the Plan Administrator at any time, retroactively if required, to the extent required to conform the Plan to, or exempt the Plan from, Code Section 280G or Section 409A and (b) no provision of the Plan shall be followed to the extent that following such provision would result in an excess parachute payment under Code Section 280G or a violation of Section 409A.

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IN WITNESS WHEREOF, Michael Cookson, Plan Administrator, has caused this Verecloud Unit Bonus Plan to be executed pursuant to a resolution adopted by its Board of Directors, to be effective as of January 27, 2010.

Verecloud, Inc., a Nevada corporation

By: /s/ Michael Cookson
Print Name: Michael Cookson
Title: Plan Administrator
Date of Execution: January 27, 2010